EXHIBIT 99.2

The Corporation posted a 0.8% increase in net income during the third quarter of 2004. Earnings per share remained the same for the three months ending June 30, 2004 and 2003 at $0.26 per share.

Net interest income declined during the first nine months of 2004 due to a decrease in the net interest margin to 4.56% compared to 5.08% during the first nine months of 2003. Other income declined as the record levels of fees associated with mortgage refinance activity in 2003 did not continue.